Press Release

For immediate release

Company contact: Larry C. Busnardo, Vice President, Investor Relations, 303-312-8514

Bill Barrett Corporation Reports Second Quarter 2017 Financial and Operating
Results; Reiterates 2017 Operating Guidance

•	Production sales volumes of 1.53 MMBoe for the second quarter were at the high end of guidance range of 1.45-1.55 MMBoe

•	Capital expenditures of $59 million in the second quarter were below guidance range of $65-$75 million

•	Denver-Julesburg ("DJ") Basin oil price differential averaged $2.16 per barrel; represents 55% reduction from the second quarter of 2016

•	Lease operating expense ("LOE") averaged $3.61 per Boe; represents 32% improvement from the second quarter of 2016

•	DJ Basin LOE of $3.06 per Boe in the second quarter; represents 18% improvement from the second quarter of 2016

•	Issued $275 million of Senior Notes due 2025; proceeds were used with cash on hand to reduce long-term debt and redeem existing $315 million of Senior Notes due 2019; extends nearest maturity to 2022

DENVER - August 1, 2017 - Bill Barrett Corporation (the "Company") (NYSE: BBG) today reported second quarter of 2017 financial and operating results and reiterates 2017 operating guidance.

For the second quarter of 2017, the Company reported a net loss of $18.4 million, or $0.25 per diluted share. Adjusted net income for the second quarter of 2017 was a net loss of $12.9 million, or $0.17 per diluted share. EBITDAX for the second quarter of 2017 was $36.7 million. Adjusted net income (loss) and EBITDAX are non-GAAP (Generally Accepted Accounting Principles) measures. Please reference the reconciliations to GAAP financial statements at the end of this release.

Chief Executive Officer and President Scot Woodall commented, "We executed on our operational plan and posted very good results that translated into an across the board beat compared to sell-side consensus estimates. This was primarily achieved by higher production, higher oil price realizations, due to an improvement in differentials, and lower per unit LOE. We are seeing encouraging early results from DSUs that utilized higher sand concentration and tighter frac stage spacing. Our operations team continues to demonstrate drilling efficiencies as average drilling days for XRL wells in 2017 are approximately 18% lower compared to the average of 2016. Our pace of development is increasing with the previously announced addition of a second drilling rig in the DJ Basin. We also saw positive early performance from recompletions in the Uinta Oil Program during the quarter. We maintain operational control and flexibility with respect to our capital program, including the ability to adjust spending as warranted based on changes to the commodity price environment. Our liquidity consists of a cash position in excess of $150 million and an undrawn credit facility that is supported by our underlying hedge position. We also have no near-term debt maturities. As demonstrated by previous actions, we will be capital disciplined and financially responsible as we navigate the current commodity price environment."

OPERATING AND FINANCIAL RESULTS

The following table summarizes certain operating and financial results for the second quarters of 2017 and 2016 and the first quarter of 2017:

	Three Months Ended June 30,			Three Months Ended March 31,
	2017	2016	Change	2017	Change
Combined production sales volumes (MBoe)	1,526	1,607	(5)%	1,433	6%
Net cash provided by (used in) operating activities ($ millions)	$0.1	$8.3	(99)%	$38.1	(100)%
Discretionary cash flow ($ millions) (1)	$21.6	$32.8	(34)%	$22.9	(6)%
Combined realized prices with hedging (per Boe)	$37.42	$44.84	(17)%	$37.71	(1)%
Net income (loss) ($ millions)	$(18.4)	$(48.4)	62%	$(13.1)	(40)%
Per share, basic	$(0.25)	$(0.93)	73%	$(0.18)	(39)%
Per share, diluted	$(0.25)	$(0.93)	73%	$(0.18)	(39)%
Adjusted net income (loss) ($ millions) (1)	$(12.9)	$(6.7)	(93)%	$(11.6)	(11)%
Per share, basic	$(0.17)	$(0.13)	(31)%	$(0.16)	(6)%
Per share, diluted	$(0.17)	$(0.13)	(31)%	$(0.16)	(6)%
Weighted average shares outstanding, basic (in thousands)	74,794	51,832	44%	74,544	—%
Weighted average shares outstanding, diluted (in thousands)	74,794	51,832	44%	74,544	—%
EBITDAX ($ millions) (1)	$36.7	$47.3	(22)%	$36.1	2%

(1)
Discretionary cash flow, adjusted net income (loss) and EBITDAX are non-GAAP (Generally Accepted Accounting Principles) measures. Please reference the reconciliations to GAAP financial statements at the end of this release.

Oil, natural gas and natural gas liquids ("NGL") production totaled approximately 1.53 million barrels of oil equivalent ("MMBoe") in the second quarter of 2017, which was at the upper end of the guidance range of 1.45-1.55 MMBoe and represents a 6% increase in production sales volumes compared to the first quarter of 2017. Oil volumes increased 9% compared to the first quarter of 2017.

Second quarter production mix was consistent with guidance and comprised of approximately 59% oil, 21% natural gas and 20% NGLs.

	Three Months Ended June 30,			Three Months Ended March 31,
	2017	2016	Change	2017	Change
Production Sales Data:
Oil (MBbls)	902	1,023	(12)%	825	9%
Natural gas (MMcf)	1,920	1,944	(1)%	1,890	2%
NGLs (MBbls)	304	260	17%	293	4%
Combined volumes (MBoe)	1,526	1,607	(5)%	1,433	6%
Daily combined volumes (Boe/d)	16,769	17,659	(5)%	15,922	5%

Cash operating costs (LOE, gathering, transportation and processing costs and production tax expense) averaged $6.21 per Boe in the second quarter of 2017, a 21% reduction compared to the second quarter of 2016, when cash operating costs averaged $7.85 per Boe.

LOE averaged $3.61 per Boe in the second quarter of 2017, a 32% reduction relative to the second quarter of 2016, when LOE averaged $5.28 per Boe. LOE in the DJ Basin averaged $3.06 per Boe in the second quarter of 2017 compared to $3.74 per Boe in the second quarter of 2016. The year-over-year reduction was a result of improved operational efficiencies, disposition of higher LOE wells in the Uinta Oil Program ("UOP") and lease operating cost reductions in both the DJ Basin and the UOP.

Higher production tax expense compared to the first quarter of 2017 was due to an annual adjustment of Colorado ad valorem tax based on actual assessments and on the related Colorado severance tax credit adjustment that was recorded in the first quarter.

	Three Months Ended June 30,			Three Months Ended March 31,
	2017	2016	Change	2017	Change
Average Costs (per Boe):
Lease operating expenses	$3.61	$5.28	(32)%	$4.09	(12)%
Gathering, transportation and processing expense	0.35	0.38	(8)%	0.34	3%
Production tax expenses	2.25	2.19	3%	0.22	923%
Depreciation, depletion and amortization	25.78	27.05	(5)%	26.76	(4)%

Debt and Liquidity

At June 30, 2017, the principal debt balance was $677.6 million, while cash and cash equivalents were $155.6 million, resulting in net debt (principal balance of debt outstanding less the cash and cash equivalents balance) of $522.0 million.

The Company currently has $274 million in available borrowing capacity on its credit facility, after taking into account a $26 million letter of credit.

On April 28, 2017, the Company closed on an offering of $275 million in aggregate principal amount of 8.75% senior unsecured notes due 2025. Net proceeds from the offering, together with available cash on hand, was used to reduce long-term debt through the redemption of the outstanding 7.625% Senior Notes due 2019 and the outstanding 5% Convertible Senior Notes due 2028. The Company recognized a loss on extinguishment of debt of $7.9 million related to the redemption.

Capital Expenditures

Capital expenditures for the second quarter of 2017 totaled $58.5 million, which was below the Company's guidance range of $65-$75 million. The Company operated one drilling rig for the majority of the quarter and spud 8 extended reach lateral ("XRL") wells and 1 mid-reach lateral ("MRL") well. Completion operations were finalized on 4 XRL and 10 MRL wells in the DJ Basin and a 9 well recompletion program in the UOP. As previously outlined in the Company's 2017 capital budget discussion, a second drilling rig was added in the DJ Basin in June 2017.

OPERATIONAL HIGHLIGHTS

DJ Basin

The Company produced an average of 14,456 Boe/d in the second quarter of 2017. The Company placed 4 XRL and 10 MRL wells on initial flowback during the second quarter and is currently operating two drilling rigs.

The following provides a synopsis of the current activity for drilling and spacing units ("DSU") that are in the drilling and completion or the initial flowback phase:

•	5-62-27 - The DSU is located within the central area of NE Wattenberg and includes 9 XRL wells that incorporated enhanced proppant of approximately 1,500 pounds of sand per lateral foot. The wells were placed on initial flowback in March 2017 and early production data is encouraging as the wells continue to trend towards peak production.

•
6-62-10/6-62-11 - The DSU is located within the northern area of NE Wattenberg and includes 4 XRL wells. An additional 10 MRL wells, with lateral lengths of approximately 7,300 feet, were drilled to develop the DSU based on lease configuration. The wells were placed on initial flowback during the second quarter of 2017. This is the initial DSU that incorporated enhanced proppant of up to 1,500 pounds of sand per lateral foot and a reduction in frac spacing from approximately 175 feet between stages to approximately 100-140 feet per stage.

•
5-63-32 - The DSU is located within the western area of NE Wattenberg and includes 5 XRL wells. Completion operations have commenced and the wells are scheduled to be placed on initial flowback in the third quarter of 2017. The wells will incorporate enhanced proppant of up to 1,500 pounds of sand per lateral foot and frac spacing of approximately 120 feet between stages.

•
5-63-30 - The DSU is located within the western area of NE Wattenberg and includes 6 XRL wells. Completion operations have commenced and the wells are expected to be placed on initial flowback in the fourth quarter of 2017.

•
5-61-20 - The DSU is located within the central area of NE Wattenberg and includes 8 XRL wells that are being drilled concurrently with two rigs. Drilling commenced in the third quarter and the wells are anticipated to be completed during the fourth quarter of 2017.

•
XRL well drilling days to rig release have averaged approximately 6.5 days per well during 2017, including a best-in-class well that was drilled in approximately 5.1 days. Average feet drilled per day for XRL wells has increased to 3,424 feet drilled per day in 2017 compared to the 2016 average of 2,668 feet drilled per day.

•
Drilling and completion costs for the XRL wells drilled during the first half of 2017 averaged approximately $4.5 million per well, which includes the cost of incorporating higher proppant concentrations and tighter frac stage spacing. The Company continues to work to mitigate the expected risk of inflationary pressure on service costs during the second half of 2017.

Uinta Oil Program

Production sales volumes averaged 2,296 Boe/d (89% oil) during the second quarter of 2017 compared to the second quarter of 2016 average of 2,130 Boe/d. Second quarter of 2017 production sales volumes benefited from a 9 well recompletion program. The oil price differential averaged $3.60 per barrel less than WTI as new marketing contracts became effective on May 1, 2017.

2017 OPERATING GUIDANCE

The Company is providing the following update to its 2017 operating guidance. See "Forward-Looking Statements" below.

•	Capital expenditures of $255-$285 million, unchanged

◦	Third quarter capital expenditures are expected to total $65-$75 million

•	Production of 6.0-6.5 MMBoe, unchanged

◦	Third quarter production sales volumes are expected to approximate 1.55-1.65 MMBoe

◦	Third quarter production is expected to be weighted approximately 60% oil

•	Lease operating expense of $27-$30 million, unchanged

•	General and administrative expenses of $30-$33 million, unchanged

•	Gathering, transportation and processing costs of $2-$3 million, unchanged

•	Unused commitment for firm natural gas transportation charges of $18-$19 million, unchanged

COMMODITY HEDGES UPDATE

The following table summarizes our 2017 and 2018 hedge position as of July 31, 2017:

	Oil (WTI)		Natural Gas (NWPL)
Period	Volume Bbls/d	Price $/Bbl	Volume MMBtu/d	Price $/MMBtu
3Q17	7,125	58.77	10,000	2.96
4Q17	7,125	58.77	10,000	2.96
1Q18	6,750	53.20	—	—
2Q18	6,750	53.20	—	—
3Q18	4,750	52.24	—	—
4Q18	4,750	52.24	—	—

Realized sales prices will reflect basis differentials from the index prices to the sales location.

UPCOMING EVENTS

Second Quarter Conference Call and Webcast

The Company plans to host a conference call on Wednesday, August 2, 2017, to discuss the results and management's outlook. The call is scheduled at 10:00 a.m. Eastern time (8:00 a.m. Mountain time). Please join the webcast conference call live or for replay via the Internet at www.billbarrettcorp.com, accessible from the home page. To join by telephone, call (855) 760-8152 ((631) 485-4979 international callers) with passcode 53628131. The webcast will remain on the Company's website for approximately 7 days and a replay of the call will be available through August 9, 2017 at (855) 859-2056 ((404) 537-3406 international) with passcode 53628131.

Investor Events

Members of the Company's management are currently scheduled to participate in the following investor events:

•	August 14, 2017 - EnerCom's The Oil & Gas Conference in Denver, CO

•	September 6, 2017 - Barclays CEO Energy-Power Conference in New York, NY

•	September 27, 2017 - Johnson Rice & Company Energy Conference in New Orleans, LA

•	October 3-4, 2017 - Deutsche Bank Leveraged Finance Conference in Scottsdale, AZ

DISCLOSURE STATEMENTS

Forward-Looking Statements

All statements in this press release, other than statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as expects, forecast, guidance, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements herein; however, these are not the exclusive means of identifying forward-looking statements. In particular, the Company is providing "2017 Operating Guidance," which contains projections for certain 2017 operational and financial metrics. Additional forward-looking statements in this release relate to, among other things, future capital expenditures, costs, projects and opportunities.

These and other forward-looking statements in this press release are based on management's judgment as of the date of this release and are subject to numerous risks and uncertainties. Actual results may vary significantly from those indicated in the forward-looking statements. Please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC, and other filings, including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q, all of which are incorporated by reference herein, for further discussion of risk factors that may affect the forward-looking statements. The Company encourages you to consider the risks and uncertainties associated with projections and other forward-looking statements and to not place undue reliance on any such statements. In addition, the Company assumes no obligation to publicly revise or update any forward-looking statements based on future events or circumstances.

ABOUT BILL BARRETT CORPORATION

Bill Barrett Corporation (NYSE: BBG), headquartered in Denver, Colorado, develops oil and natural gas in the Rocky Mountain region of the United States. Additional information about the Company may be found on its website www.billbarrettcorp.com.

BILL BARRETT CORPORATION
Selected Operating Highlights
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Production Data:
Oil (MBbls)	902	1,023	1,727	1,909
Natural gas (MMcf)	1,920	1,944	3,810	3,564
NGLs (MBbls)	304	260	597	471
Combined volumes (MBoe)	1,526	1,607	2,959	2,974
Daily combined volumes (Boe/d)	16,769	17,659	16,348	16,341

Average Sales Prices (before the effects of realized hedges):
Oil (per Bbl)	$45.83	$39.93	$46.83	$34.20
Natural gas (per Mcf)	2.43	1.50	2.54	1.57
NGLs (per Bbl)	16.20	12.55	18.09	11.15
Combined (per Boe)	33.38	29.26	34.25	25.60

Average Realized Sales Prices (after the effects of realized hedges):
Oil (per Bbl)	$52.39	$63.34	$52.40	$63.50
Natural gas (per Mcf)	2.56	2.07	2.59	2.16
NGLs (per Bbl)	16.20	12.55	18.09	11.15
Combined (per Boe)	37.42	44.84	37.56	45.11

Average Costs (per Boe):
Lease operating expenses	$3.61	$5.28	$3.84	$5.82
Gathering, transportation and processing expense	0.35	0.38	0.35	0.47
Production tax expenses	2.25	2.19	1.27	1.08
Depreciation, depletion and amortization	25.78	27.05	26.25	28.81
General and administrative expense (1)	5.86	6.18	6.18	7.52

(1)
Includes long-term cash and equity incentive compensation of $1.10 per Boe and $1.61 per Boe for the three months ended June 30, 2017 and 2016, respectively, and $0.95 per Boe and $2.19 per Boe for the six months ended June 30, 2017 and 2016, respectively.

BILL BARRETT CORPORATION
Consolidated Condensed Balance Sheets
(Unaudited)

	As of June 30,	As of December 31,
	2017	2016
	(in thousands)
Assets:
Cash and cash equivalents	$155,565	$275,841
Other current assets (1)	55,486	42,611
Property and equipment, net	1,106,075	1,062,149
Other noncurrent assets (1)	6,068	4,740
Total assets	$1,323,194	$1,385,341

Liabilities and Stockholders' Equity:
Current liabilities	$87,859	$85,018
Long-term debt, net of debt issuance costs	668,545	711,808
Other long-term liabilities	24,526	16,972
Stockholders' equity	542,264	571,543
Total liabilities and stockholders' equity	$1,323,194	$1,385,341

(1)
At June 30, 2017, the estimated fair value of all of the Company's commodity derivative instruments was a net asset of $25.4 million, comprised of $22.4 million of current assets and $3.0 million of non-current assets. This amount will fluctuate based on estimated future commodity prices and the current hedge position.

BILL BARRETT CORPORATION
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(in thousands, except per share amounts)
Operating Revenues:
Oil, gas and NGL production	$50,941	$47,025	$101,366	$76,146
Other operating revenues	125	259	236	572
Total operating revenues	51,066	47,284	101,602	76,718
Operating Expenses:
Lease operating	5,506	8,479	11,368	17,306
Gathering, transportation and processing	535	611	1,024	1,399
Production tax	3,434	3,520	3,756	3,205
Exploration	3	21	30	48
Impairment, dry hole costs and abandonment	1	234	8,075	792
(Gain) Loss on sale of properties	—	(708)	(92)	(708)
Depreciation, depletion and amortization	39,337	40,392	77,677	82,408
Unused commitments	4,558	4,568	9,130	9,136
General and administrative (1)	8,943	9,937	18,292	22,357
Other operating expenses, net	(755)	—	(1,328)	—
Total operating expenses	61,562	67,054	127,932	135,943
Operating Income (Loss)	(10,496)	(19,770)	(26,330)	(59,225)
Other Income and Expense:
Interest and other income	492	57	698	94
Interest expense	(16,137)	(15,423)	(30,088)	(31,169)
Commodity derivative gain (loss) (2)	15,598	(21,980)	32,062	(13,312)
Gain (loss) on extinguishment of debt	(7,904)	8,697	(7,904)	8,697
Total other income and expense	(7,951)	(28,649)	(5,232)	(35,690)
Income (Loss) before Income Taxes	(18,447)	(48,419)	(31,562)	(94,915)
(Provision for) Benefit from Income Taxes	—	—	—	—
Net Income (Loss)	$(18,447)	$(48,419)	$(31,562)	$(94,915)

Net Income (Loss) per Common Share
Basic	$(0.25)	$(0.93)	$(0.42)	$(1.89)
Diluted	$(0.25)	$(0.93)	$(0.42)	$(1.89)
Weighted Average Common Shares Outstanding
Basic	74,794	51,832	74,670	50,165
Diluted	74,794	51,832	74,670	50,165

(1)
Includes long-term cash and equity incentive compensation of $1.7 million and $2.6 million for the three months ended June 30, 2017 and 2016, respectively, and $2.8 million and $6.5 million for the six months ended June 30, 2017 and 2016, respectively.

(2)	The table below summarizes the realized and unrealized gains and losses the Company recognized related to its oil and natural gas derivative instruments for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(in thousands)
Included in commodity derivative gain (loss):
Realized gain (loss) on derivatives (1)	$6,167	$25,043	$9,799	$58,005
Prior year unrealized (gain) loss transferred to realized (gain) loss (1)	(737)	(27,863)	(2,114)	(57,349)
Unrealized gain (loss) on derivatives (1)	10,168	(19,160)	24,377	(13,968)
Total commodity derivative gain (loss)	$15,598	$(21,980)	$32,062	$(13,312)

(1)
Realized and unrealized gains and losses on commodity derivatives are presented herein as separate line items but are combined for a total commodity derivative gain (loss) in the Consolidated Statements of Operations. This separate presentation is a non-GAAP measure. Management believes the separate presentation of the realized and unrealized commodity derivative gains and losses is useful because the realized cash settlement portion provides a better understanding of the Company's hedge position. The Company also believes that this disclosure allows for a more accurate comparison to its peers.

BILL BARRETT CORPORATION
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(in thousands)
Operating Activities:
Net income (loss)	$(18,447)	$(48,419)	$(31,562)	$(94,915)
Adjustments to reconcile to net cash provided by operations:
Depreciation, depletion and amortization	39,337	40,392	77,677	82,408
Impairment, dry hole costs and abandonment	1	234	8,075	792
Unrealized derivative (gain) loss	(9,432)	47,023	(22,264)	71,317
Incentive compensation and other non-cash charges	1,686	2,102	3,654	5,431
Amortization of deferred financing costs	597	863	1,155	1,502
(Gain) loss on sale of properties	—	(708)	(92)	(708)
(Gain) loss on extinguishment of debt	7,904	(8,697)	7,904	(8,697)
Change in operating assets and liabilities:
Accounts receivable	(1,160)	(2,869)	2,427	9,544
Prepayments and other assets	(330)	(311)	(1,377)	(902)
Accounts payable, accrued and other liabilities	(14,550)	(16,196)	(5,585)	(3,943)
Amounts payable to oil and gas property owners	1,583	649	2,673	(3,387)
Production taxes payable	(7,088)	(5,799)	(4,486)	(9,663)
Net cash provided by (used in) operating activities	$101	$8,264	$38,199	$48,779
Investing Activities:
Additions to oil and gas properties, including acquisitions	(46,273)	(25,419)	(104,236)	(86,680)
Additions of furniture, equipment and other	(190)	(209)	(201)	(991)
Proceeds from sale of properties and other investing activities	(11,840)	13	(615)	(1,225)
Net cash provided by (used in) investing activities	$(58,303)	$(25,615)	$(105,052)	$(88,896)
Financing Activities:
Proceeds from debt	275,000	—	275,000	—
Principal payments on debt	(322,001)	(109)	(322,113)	(218)
Proceeds from sale of common stock, net of offering costs	(74)	—	(298)	—
Deferred financing costs and other	(5,045)	(680)	(6,012)	(1,078)
Net cash provided by (used in) financing activities	$(52,120)	$(789)	$(53,423)	$(1,296)
Increase (Decrease) in Cash and Cash Equivalents	(110,322)	(18,140)	(120,276)	(41,413)
Beginning Cash and Cash Equivalents	265,887	105,563	275,841	128,836
Ending Cash and Cash Equivalents	$155,565	$87,423	$155,565	$87,423

BILL BARRETT CORPORATION
Reconciliation of Discretionary Cash Flow, Adjusted Net Income (Loss) and EBITDAX
(Unaudited)

Discretionary Cash Flow Reconciliation

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(in thousands)
Net Cash Provided by (Used in) Operating Activities	$101	$8,264	$38,199	$48,779
Adjustments to reconcile to discretionary cash flow:
Exploration expense	3	21	30	48
Changes in working capital	21,545	24,526	6,348	8,351
Discretionary Cash Flow	$21,649	$32,811	$44,577	$57,178

Adjusted Net Income (Loss) Reconciliation

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(in thousands, except per share amounts)
Net Income (Loss)	$(18,447)	$(48,419)	$(31,562)	$(94,915)
Provision for (Benefit from) income taxes	—	—	—	—
Income (Loss) before income taxes	(18,447)	(48,419)	(31,562)	(94,915)

Adjustments to net income (loss):
Unrealized derivative (gain) loss	(9,432)	47,023	(22,264)	71,317
Impairment expense	—	—	8,010	183
(Gain) loss on sale of properties	—	(708)	(92)	(708)
(Gain) loss on extinguishment of debt	7,904	(8,697)	7,904	(8,697)
One-time item:
(Income) expense related to properties sold	(755)	—	(1,328)	—
Adjusted Income (Loss) before income taxes	(20,730)	(10,801)	(39,332)	(32,820)
Adjusted (provision for) benefit from income taxes (1)	7,869	4,061	14,911	12,373
Adjusted Net Income (Loss)	$(12,861)	$(6,740)	$(24,421)	$(20,447)
Per share, diluted	$(0.17)	$(0.13)	$(0.33)	$(0.41)

(1)	Adjusted (provision for) benefit from income taxes is calculated using the Company's current effective tax rate prior to applying the valuation allowance against deferred tax assets.

EBITDAX Reconciliation

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(in thousands)
Net Income (Loss)	$(18,447)	$(48,419)	$(31,562)	$(94,915)
Adjustments to reconcile to EBITDAX:
Depreciation, depletion and amortization	39,337	40,392	77,677	82,408
Impairment, dry hole and abandonment expense	1	234	8,075	792
Exploration expense	3	21	30	48
Unrealized derivative (gain) loss	(9,432)	47,023	(22,264)	71,317
Incentive compensation and other non-cash charges	1,686	2,102	3,654	5,431
(Gain) loss on sale of properties	—	(708)	(92)	(708)
(Gain) loss on extinguishment of debt	7,904	(8,697)	7,904	(8,697)
Interest and other income	(492)	(57)	(698)	(94)
Interest expense	16,137	15,423	30,088	31,169
Provision for (benefit from) income taxes	—	—	—	—
EBITDAX	$36,697	$47,314	$72,812	$86,751

Discretionary cash flow, adjusted net income (loss) and EBITDAX are non-GAAP measures. These measures are presented because management believes that they provide useful additional information to investors for analysis of the Company's ability to internally generate funds for exploration, development and acquisitions as well as adjusting net income (loss) for certain items to allow for a more consistent comparison from period to period. In addition, the Company believes that these measures are widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry, and that many investors use the published research of industry research analysts in making investment decisions.

These measures should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow or liquidity measures prepared in accordance with GAAP. The definition of these measures may vary among companies, and, therefore, the amounts presented may not be comparable to similarly titled measures of other companies.